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                                                                    Exhibit 4.01

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          EXODUS COMMUNICATIONS, INC.

                 (Originally incorporated on January 6, 1998)


     Exodus Communications, Inc., a Delaware corporation, hereby certifies that the Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates,
---------
integrates and further amends the provisions of the Restated Certificate of Incorporation of this corporation, has been duly adopted by the corporation's Board of Directors and stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.


     IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officers this 7/th/ day of June, 1999.


                                        EXODUS COMMUNICATIONS, INC.
                                        a Delaware corporation



                                        By:/s/ Ellen M. Hancock
                                           -------------------------------------
                                           Ellen M. Hancock,
                                           President and Chief Executive Officer

ATTEST:



/s/ Adam W. Wegner,
--------------------------
Adam W. Wegner, Secretary
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                                   EXHIBIT A
                                   ---------

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          EXODUS COMMUNICATIONS, INC.


                                   ARTICLE I

     The name of the corporation is Exodus Communications, Inc.

                                  ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, 19805, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

                                  ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

     The total number of shares of all classes of stock which the corporation has authority to issue is three hundred five million (305,000,000) shares, consisting of two classes: three hundred million (300,000,000) shares of Common Stock, $0.001 par value per share, and five million (5,000,000) shares of Preferred Stock, $0.001 par value per share.

     The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

     The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.
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     Except as expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this
Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

     If the certificate of designation creating a series of Preferred Stock so provides, any shares of a series of Preferred Stock that are acquired by the corporation, whether by redemption, purchase, conversion or otherwise, so that such shares are issued but not outstanding, may not be reissued as shares of such series or as shares of the class of Preferred Stock. Upon the retirement of any such shares and the filing of a certificate of retirement pursuant to Sections 103 and 243 of the Delaware General Corporation Law with respect thereto, the shares of such series shall be eliminated and the number of shares of Preferred Stock shall be reduced accordingly.

                                   ARTICLE V

     The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by a resolution of the Board of Directors adopted by the affirmative vote of a majority of the total number of directors that the corporation would have if there were no vacancies.

     Any vacancy on the Board of Directors, however resulting, and any newly created directorships resulting from any increase in the authorized number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, unless the Board of Directors determines that any such vacancies or newly created directorships shall be filled by the stockholders.

     The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.


                                  ARTICLE VI

     Any action required or permitted to be taken by the stockholders of the corporation may be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the corporation shall be called only by the Board of Directors or upon the request of the Chairman of the Board of Directors or the Chief Executive Officer of the corporation. If a special meeting is requested by the Chairman of the Board of Directors or the Chief Executive Officer, the Board of Director shall determine the time and the place of such meeting, which shall be called for no less than 35 days nor more than 120 days after the receipt by the Secretary of the corporation of the request for such meeting.

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     Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.


                                  ARTICLE VII

     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                 ARTICLE VIII

     Actions shall be taken by the corporation's stockholders only at annual or special meetings of stockholders, and the corporation's stockholders may not act by written consent.

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